Exhibit 99.6

CONSENT OF HIU WAH LI

Skyline Builders Group Holding Limited (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”), registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the Registration Statement as a Director appointee.

Dated: October 18, 2024

/s/ Hiu Wah Li
Hiu Wah LI